Exhibit 99.1

MAGNUM HUNTER RESOURCES ANNOUNCES

YEAR-END 2009 PROVED RESERVES

RESERVES UP 99% FROM YEAR END 2008

FOR IMMEDIATE RELEASE - Houston, TX– (Market Wire) – March 12, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: MHR and MHR-PC, “Magnum Hunter” or the “Company”) announced today a 98.9% increase in the quantity of the Company’s Proved Reserves at year-end 2009 versus year-end 2008.  The Company’s present value of future cash flows before income taxes and asset retirement obligations as of December 31, 2009, discounted at 10% ("PV-10"), increased 212% as compared to year-end 2008. PV-10 is a non-GAAP financial measure and should not be considered as an alternative to standardized measure of discounted future net cash flows as defined under GAAP.

Proved Reserves increased 99% to 6,203 MBoe, an increase of 3,118 MBoe (74% crude oil and NGLs, 43% Proved Developed Producing) as of December 31, 2009 when compared to 3,085 MBoe as of December 31, 2008 (77% crude oil and NGLs, 47% Proved Developed Producing). The Company’s reserve life (R/P ratio) was 14 years at December 31, 2009.

Magnum Hunter’s December 31, 2009 PV-10 increased 212% to $65.6 Million, or an increase of $44.5 Million, from the December 31, 2008 value of $21.0 Million. Under new SEC guidelines, the commodity prices used in the December 31, 2009 estimate were based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2009 through December 2009. For crude oil and NGL volumes, the average West Texas Intermediate posted price of $61.18 per barrel, was up 37% from $44.60 per barrel at December 31, 2008. For gas volumes, the average Henry Hub spot price of $3.87 per million British thermal units ("MMBTU") was down 32% from $5.71 per MMBTU on December 31, 2008.  All prices were held constant throughout the lives of the properties.  Commodity prices for the December 31, 2008 estimates were year-end prices as required by the then-applicable SEC rules.

Using NYMEX futures strip prices as of December 31, 2009, Proved Reserves totaled 6,571 Mboe (75% crude oil and NGLs, 44% Proved Developed Producing) with a PV-10 of $125.6 million.

Since the closing of the acquisition of privately-held Triad Energy Corporation (“Triad”) and certain of its affiliates did not occur until February 16, 2010, no value for the Triad proved reserves are included in the above December 31, 2009 reserve estimates for Magnum Hunter.

 The Company’s Proved Reserves as of December 31, 2009 were prepared by third party engineering consultants, Cawley, Gillespie & Associates, Inc. and DeGolyer and MacNaughton.

Management Comments

 Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of the Company, commented, “Our Company’s reserve growth in calendar 2009 was predominately from organic growth activity, rather from acquisitions.  In an uncertain natural gas environment like the industry is experiencing today, we are uniquely levered to crude oil which represents approximately three quarters of our proved reserves.  We believe we have positioned the Company to double our reserve growth again during fiscal 2010 with the recent successful closing on the acquisition of the assets of Triad Energy.  While this transaction exposes our Company to significant future Marcellus natural gas opportunities covering over 50,000 net mineral acres, the current production profile remains predominately oil.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big four” emerging shale plays in the United States.

For more information, please view our website at http://www.magnumhunterresources.com/

Forward-looking Statements

 The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements may relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company’s proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but  are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of  its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties; and (3) the general risks associated with oil and gas exploration, development and operation, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K, Form 10-K/A and Form10-K/A  for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009,  April 29, 2009 and September 11, 2009, respectively, and the Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2009, June 30, 2009 and September 30, 2009, filed on May 11, 2009, August 14, 2009 and November 16, 2009, respectively. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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 Contact:  M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com
(832) 203-4545